Exhibit 1


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT (the "Amendment") is entered into as of November 8, 1999, by and between ADVANCED TISSUE SCIENCES, INC., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDERS SERVICES, L.L.C., a New Jersey Limited Liability Company (formerly CHEMICAL TRUST COMPANY OF CALIFORNIA, as Rights Agent (the "Rights Agent").

                                    Recitals
                                    --------

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of January 6, 1995 (the "Rights Agreement").

     B. The State of Wisconsin Investment Board ("SWIB"), and the Company have entered into, among other agreements, a Securities Purchase Agreement dated as of November 5, 1999 (the "SWIB Purchase Agreement"), pursuant to which SWIB is to purchase 3,750,000 Units (as defined in the SWIB Purchase Agreement). Each Unit will separate on issuance into one share of common stock of the Company, par value $.01 per share, and a warrant to purchase 0.46666666 of a share of common stock.

     C. Pursuant to Section 5.2 of the SWIB Purchase Agreement, the Company's Board of Directors has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters, and the Company and the Rights Agent desire to evidence such amendment in writing.

     Accordingly, the parties agree that:

     1. Certain Definitions.  Section 1 of the Rights Agreement shall be
        ----------------------------------------------------------------
amended as follows:
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        (a)  The definition of "Acquiring Person" in subsection (a) shall be deleted and replaced as follows:

             "Acquiring Person" shall mean any Person (as defined below) who or which,together with all Affiliates and Associates (as such terms are defined below) of such Person, shall be the Beneficial Owner (as defined below) of 15% or more of the Company's Common Shares (as defined below) then outstanding, but shall not include (1) the Company, any Subsidiary (as defined below) of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any entity holding the Company's Common Shares for or pursuant to the terms of any such plan or
     (2) the State of Wisconsin Investment Board (the "Permitted Investor" or "SWIB"), but only to the extent that (1) the Permitted Investor first becomes the Beneficial Owner of in excess of 15% of the Company's Common Shares solely as a result of the Permitted Investor entering into the SWIB Purchase Agreement (as defined below) in the ordinary course of its business and not with the purpose or effect of changing or influencing the control of the Company (or in connection with or as a participant in any transaction having such purpose or effect) and (2) at any time subsequent thereto the Permitted Investor does not "beneficially own" (as defined below) any more than 19.99% of the Company's Common Shares (the "Beneficial Ownership Limitation").

             In addition, no current holder of the Company's Common Shares shall be deemed an "Acquiring Person" by reason of such holder's holdings at the date of the Rights Agreement, prior to any amendments thereto, unless such holder (other than the Permitted Investor) shall increase its holdings by more than 2% of the Company's outstanding Common Shares, or, in the case of the Permitted Investor, unless the Permitted Investor shall increase its holdings above the Beneficial Ownership Limitation, but any new Person that becomes the Beneficial Owner of the holdings of such current holder shall be deemed an Acquiring Person.

             Notwithstanding the foregoing, no Person shall become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, (a) increases the proportionate number of shares beneficially owned by such Person to 15%
     or more of the Company's Common Shares then outstanding or, (b) in the case of the Permitted Investor, increases the proportionate number of the Company's Common Shares owned by the Permitted Investor to more than the Beneficial Ownership Limitation; provided, however, that if, by reason
                                      --------  -------
     of share purchases by the Company, (1) a Person (other than the Permitted Investor) shall become the Beneficial Owner of 15% or more of the Company's Common Shares then outstanding or, (2) in the case of the Permitted Investor, the amount of the Company's Common Shares the Permitted Investor beneficially owns increases to exceed the Beneficial Ownership Limitation, and, in the case of (1) or (2) shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person, including without limitation the Permitted Investor, shall be deemed to be an Acquiring Person.

             Notwithstanding the foregoing, if the Company's Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph
     (a), is eligible to file and did file a Schedule 13G and such Person divests as promptly as practicable a sufficient number of the Company's Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purpose of this Agreement.

        (b) The definition of "Trading Day" shall be moved to subsection (ii) and the following definition shall replace such definition as subsection
     (hh): "SWIB Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of November 5, 1999, by and between the Company and SWIB.

     2. Amendment of Section 3(a).
        -------------------------

        The first sentence of Section 3(a) of the Rights Agreement is amended to read in its entirety as follows:

        (a) Until the earlier of (i) the tenth Business Day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later, date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding the Company's Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding the Company's Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of the Company's Common Shares aggregating 15% or more of the Company's then outstanding Common Shares or, in the case of the Permitted Investor, which would cause the Permitted Investor to beneficially own Company Common Shares in excess of the Beneficial Ownership Limitation (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of
     Section 3(b) hereof) by the certificates for the Company's Common
     Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of the Company's Common Shares. As soon as practicable after the Distribution Date, the Company will notify the Rights Agent thereof and the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with or given access to the necessary information, send) by first-class, insured, postage-prepaid mail, to each record holder of the Company's Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

     3. Miscellaneous.
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        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


ATTEST:                             ADVANCED TISSUE SCIENCES, INC.,
                                    a Delaware corporation



                                      /s/ Arthur J. Benvenuto
                                    ------------------------------------
Name:  /s/ Michael V. Swanson       Name:  Arthur J. Benvenuto
     -----------------------------       -------------------------------
Title: Senior Vice President        Title: Chairman of the Board and
      ----------------------------        ------------------------------
       and Chief Financial Officer         Chief Executive Officer
      ----------------------------        ------------------------------



ATTEST:                             CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                      /s/ Martha Mijango
                                    ------------------------------------
Name:  /s/ Sharon Knepper           Name:  Martha Mijango
     ----------------------------        -------------------------------
Title:  Vice President              Title:  Assistant Vice President
      ---------------------------         -------------------------------